U.S. Securities and Exchange Commission
                          Washington, D.C. 20549


                               Form S-3-A1

      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          SANGUINE CORPORATION
                          --------------------
             (Name of small business issuer in its charter)

         Nevada                                       95-4347608
         ------                                       ----------
(State or jurisdiction of                            (I.R.S. Employer
incorporation or organization)                      Identification No.)

                          101 East Green Street, #11
                          Pasadena, California 91105
                               (626) 405-0079
                               --------------
         (Address and telephone number of principal executive offices)

                            Thomas C. Drees, Ph.D.
                          101 East Green Street, #11
                          Pasadena, California 91105
                               (626) 405-0079
                               --------------
          (Name, address and telephone number of agent for service)

                               Copies to:
                       Branden T. Burningham, Esq.
                     455 East 500 South, Suite 205
                       Salt Lake City, Utah 84111
                             (801) 363-7411

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

==============================================================================

                          CALCULATION OF REGISTRATION FEE

Title of
Each                                  Proposed    Proposed
Class of                              Maximum     Maximum
Securities          Amount of         Offering    Aggregate      Amount of
to be               shares to be      Price per   Offering       Registration
Registered          Registered        Share (1)   Price (1)      Fee
==============================================================================

Common Stock (2)(3)  1,799,567        $0.35       $  629,848       $150.53
Common Stock (2)(4)  3,000,000        $0.15       $  450,000       $107.55
Common Stock (2)(5)    300,000        $0.125      $   37,500       $  8.96
Common Stock (2)(6)  5,937,500        $0.08       $  475,000       $113.53
Common Stock (2)(7)    500,000        $0.07       $   35,000       $  8.37
Common Stock (2)(8)    359,375        $0.08       $   28,750       $  6.87

TOTALS              11,896,442                    $1,656,098       $395.81
==============================================================================

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act on the basis of the average of the bid and asked price of our common stock as quoted on the OTC Electronic Bulletin Board on April 25, 2002.

(2) We are registering 11,896,442 shares of common stock that the selling stockholders may sell as outlined herein. In accordance with Rule 416 promulgated under the Securities Act, a presently undeterminable number of shares of common stock are also being registered hereunder which may be issued in the event the anti-dilution provisions of our outstanding warrants become operative. Additional shares issuable to holders of our Convertible Notes (see footnote 7, below) because of market price declines of our common stock will not be covered by this registration statement.

(3) Represents shares issuable upon the exercise of warrants issued by us and having an exercise price of $0.35 per share as outlined in our warrant table.

(4) Represents shares issuable upon the exercise of warrants issued by us and having an exercise price of $0.15 per share as outlined in our warrant table.

(5) Represents shares issuable upon the exercise of warrants issued by us and having an exercise price of $0.125 per share as outlined in our warrant table.

(6) Represents shares issuable upon the exercise of warrants issued by us and having an exercise price of the lesser of $0.08 per share or 66-2/3% of the average of the closing bid prices for our common stock for the five trading days preceding, but not including, the effective date of this registration statement, as outlined in our warrant table. As of April 25, 2002, the exercise price of these warrants was $0.08 per share, and this amount has been used in determining the offering price for these shares and the registration fee.

(7) Represents shares issuable upon the exercise of warrants issued by us and having an exercise price, payable in services or in cash, of the lesser of $0.08 per share or 50% of the bid prices for our common stock for the five trading days prior to the exercise of the warrants, as outlined in our warrant table. As of April 25, 2002, the exercise price of these warrants was $0.07 per share, and this amount has been used in determining the offering price for these shares and the registration fee.

(8) Represents the maximum number of shares issuable upon the conversion of $28,750 in 5% Convertible Notes.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            SANGUINE CORPORATION
                       11,896,442 Shares of Common Stock

     This prospectus covers an aggregate of 11,896,442 shares of our common stock (the "Shares") that the selling stockholders may sell as outlined herein. It has been filed with the Securities and Exchange Commission as part of a registration statement that you may examine in the Securities and Exchange Commission's EDGAR Archives.

     Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc.(the "NASD") under the symbol "SGNC." Our common stock bid and asked prices on April 25, 2002, were $0.14 bid and $0.15 asked.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION "RISK FACTORS," BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is __________, 2002.

                              PROSPECTUS SUMMARY

                             SANGUINE CORPORATION
                             --------------------

                                  The Company
                                  -----------

     You should carefully read our entire prospectus and consolidated financial statements and related notes. Unless the context requires otherwise, "we," "us," "our" and similar terms, as well as references to "Sanguine," refer to Sanguine Corporation, a Nevada corporation.

     We are engaged in the development of a synthetic red blood cell product called "PHER-O2." Our product is in the research and development stage. No government has approved its use or the testing of its efficacy. We have never sold any PHER-O2. We have generated only limited revenues from the sale of licenses or rights to market PHER-O2 if it ever proves to be useful and its use is approved.

     Our offices are located at 101 East Green Street, #11, Pasadena, California 91105. Our telephone number is (626) 405-0079.

                           The Offering
                           ------------

Securities offered by us . . . .None.

Securities that may be sold
by our stockholders . . . . . . 11,896,442 shares of our common stock.

Use of proceeds . . . . . . . . We will not receive any money from the selling stockholders when they sell shares of our common stock; however, at current market prices for our common stock, we may receive up to $1,627,348 from the exercise of outstanding warrants to acquire shares that are being registered. As of the date of this prospectus, none of these warrants has been exercised.

Offering Price . . . . . . . . .Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

Transfer Agent . . . . . . . . .Colonial Stock Transfer, 455 East 400 South,
                                Suite #100, Salt Lake City, Utah
                                84111, serves as the transfer agent and
                                registrar for our outstanding securities.

     We have agreed to pay all costs and expenses relating to the registration of our common stock. The selling stockholders will be responsible for any related commissions, taxes, attorney's fees and other charges relating to the offer or sale of these securities. The selling stockholders may sell their common stock through one or more broker/dealers, and these broker/dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders as they shall agree.

                             RISK FACTORS
                             ------------

     Our present and intended business operations are highly speculative and involve substantial risks. Only investors who can bear the risk of losing their entire investment should consider buying our shares. Among the risk factors that you should consider are the following:

General Risks Related To Our Business.
--------------------------------------

     If we do not meet our research and development goals or obtain regulatory approvals, our business may fail.
---------------------------------

     We have not received any revenues from the sale of our only product, PHER-O2. Our ability to sell our product will depend upon our ability to successfully develop, obtain regulatory approval for, manufacture and market it. No one has performed many tests of any kind on PHER-O2. In addition, it takes a long, uncertain amount of time to achieve regulatory approval and market success. Our product may require significant additional research and development, and extensive preclinical and clinical testing, before we may be able to obtain United States Food and Drug Administration ("FDA") approval for any use, if at all. We can not assure you that:

     *    our research and development activities may be successful;

     * our product may prove to be safe or effective in any testing or trials that are conducted;

     *    we may obtain FDA approval;

     * we may be able to manufacture our product at a cost that will make it commercially viable; or

     * if and when it receives any approval, we may be able to market it successfully.

     If we do not receive additional funding, we may not be able to develop our product.
------------

     We have limited operating capital. We estimate that we will need about $20,000,000 to develop our product through the anticipated FDA and comparable foreign agency approval. We will need to raise these funds through equity or debt offerings, which will be very difficult for such a highly speculative enterprise. Approximately $475,000 of these funds may be available to us if the warrants whose exercise prices are currently less than the market price of our common stock are exercised, but any exercise of these warrants will depend upon the market price for our common stock being substantially higher than the exercise prices of the warrants. We can not assure you that we may be able to get the required funding or that any funding will be on terms satisfactory to us. This funding may also cause substantial dilution to our existing stockholders. If we do not get the required funding, we believe that we may be unable to develop our product for its intended uses, and our business may fail.

     We face substantial governmental regulation and product approval requirements.
-------------

     We will face extensive regulation by several governmental authorities in the United States and foreign countries. These regulations may affect our research and development activities, as well as preclinical and clinical trials, manufacturing and marketing of our product. All trials, manufacturing and marketing of our product will have to undergo the rigorous testing and approval processes of the FDA and corresponding foreign regulatory bodies. Each clinical trial must be conducted under the auspices of an Independent Review Board, which will consider, among other factors:

     *    ethical considerations;

     *    the safety of human subjects; and

     *    the possible liability of the institution.

     The regulatory process, which includes pre-clinical, clinical and post-clinical testing of the product to establish its safety and efficacy, can take years and requires the expenditure of large amounts of money. Data obtained from these trials is always subject to varying interpretations, all of which may extend the process, or result in limited or denied approval. Regulations often change during the approval process, and these changes may cause further delay and additional expense, and may prohibit approval. We may encounter similar problems in foreign countries. We can not assure you that we may get regulatory approval even after spending this time and money. If we do obtain it, we can not guarantee that we may be able to commercially and economically market the product. Even if we get approval, our product and facilities may face continual review and periodic inspections. The subsequent discovery of previously unknown problems with the product, the manufacturer or its facilities may result in further restrictions on the product or the manufacturer, and may include withdrawal of the product from the market. If we fail to adhere to the stringent governmental regulations, we may also receive fines, suspensions of regulatory approval, product recalls, operating restrictions and criminal prosecution of our principals.

     Because we do not have patent protection, we may lose business to competitors with similar technologies.
--------------------------------------

     We have no patents on our product, and have filed only one United States patent application and one foreign patent application. We can not assure you that we will be able to prove our product to be efficacious and to obtain any required governmental approvals during the life of any patent or any extensions of any patent that may be granted. Patents offer some protection for products, but they are generally highly uncertain and involve complex legal and factual questions. To date, no consistent policy has emerged as to the breadth of claims allowed in biotechnology patents. We can not guarantee that any patent may protect us against competitors with similar technologies or who develop similar technologies.

     If we are unable to compete with larger competitors, our business may fail.
-----

     If it is proved efficacious for its intended uses and approved for use by the FDA or any corresponding foreign agencies, PHER-O2 may compete directly with established therapies for blood loss. Patients whose oxygen-carrying ability has been significantly depleted by blood loss frequently receive transfusions of red blood cells. Patients who have suffered more moderate blood loss can be treated with various intravenous solutions, such as saline or human serum albumin, which replace the volume of blood lost, but not its oxygen carrying capacity. Even if the FDA or any corresponding governmental agency approves this product for use, it may not have any significant advantages over other products to cause the medical profession to adopt it rather than continue to use established therapies. We will also be competing with many other companies, research foundations and institutions seeking to develop synthetic blood products. Almost all of these entities may have substantially greater resources, personnel and facilities than we may have, even if we succeed in raising the required capital to fund our proposed business operations. We can not assure you that we may even be able to raise the necessary funding.

     If we lose Dr. Drees or Mr. Hargreaves, our operations will suffer.
     -------------------------------------------------------------------

     Thomas C. Drees, Ph.D., our President and Chief Executive
Officer, is the inventor of PHER-O2. He previously served for ten years as the President and CEO of Alpha Therapeutics Corporation, a subsidiary of Green Cross Corporation of Japan, that developed "Fluosol DA 20," the only synthetic blood product that has received FDA approval to date. He has also written a widely-acclaimed book on this subject, "Blood Plasma: The Promise and the Politics," Ashley Books, New York, 1983. Dr. Drees has been with us since inception, and his retirement, disability or death may significantly impair the development of our product and our intended business operations. Anthony
G. Hargreaves, who is the Vice Chairman of the Board of Directors, and our Vice President and Secretary/Treasurer, has significant background in the medical field. This includes service as General Manager of VK Limited of Pasadena, California, where he was instrumental in securing funding for a wearable, continuously-operating artificial kidney machine. Mr. Hargreaves has been with us since our inception, and his retirement, disability or death could also hurt our operations. We also believe that our other members of management are very important to our success.

     Successful product liability claims may seriously impair our operations.
-----------

     The use of PHER-O2 in clinical trials and, if we receive regulatory approval, the manufacture and marketing of this product, may expose us to liability claims. These claims may seriously impair our business. Claims
may be made by users of the product or by entities that sell it.   As a
result, it must be rigorously purified because impurities may lead to serious and potentially fatal toxic reactions. We intend to seek limited product liability insurance, subject to available funding, before we begin any human clinical trials. However, this insurance coverage is expensive, and we can not assure you that we will be able to obtain it. If we can obtain it, we can not guarantee that it will be at a reasonable cost or in sufficient amounts to protect us against losses that may result from this liability. If we do not obtain insurance at an acceptable cost, or otherwise protect against potential product liability, we may not be able to commercialize our product.

     The auditor's "going concern" qualification in our financial statements might create additional doubt about our ability to stay in business.
--------------------------------------------------------------------

     Our Independent Auditors' Report issued on March 12, 2002, with respect to our audited financial statements for the years ended December 31, 2001 and 2000, expresses substantial doubt about our ability to continue as a going concern, due to our deficit in working capital and stockholders' deficit, and the facts that we have not generated revenues from operations and have incurred significant losses since inception.

Risks Related To Our Common Stock.
----------------------------------

     Due to the great instability in our common stock price, you may not be able to sell your shares at a profit.
-------------------------------------

     The public market for our common stock is limited and volatile. As with the market for many other biotechnological companies, any market price for our shares is likely to continue to be very volatile. In addition, factors such as the following may significantly affect our stock price:

     *    results of our clinical trials;

     *    our competitors' announcements and successes or failures;

     *    other evidence about the safety or efficacy of our product;

     * announcements of new competitive products or failures by our competitors;

     *    increased governmental regulation of our product;

     *    our competitors' developments of patents or proprietary rights; and

     *    fluctuations in our operating results.

     In addition, the stock markets generally have experienced and continue to experience extreme price and volume fluctuations. These fluctuations have affected the market price of many biotechnological companies and have often been unrelated to these companies' operating performance. These broad market fluctuations, as well as general economic and political conditions, may reduce the market price of our common stock.

     The sale of already outstanding shares of our common stock may hurt our common stock market price.
--------------------------

     Approximately 13,974,109 shares of our common stock are publicly traded. This number will be increased by the 11,896,442 shares underlying the warrants and the convertible notes that also may be offered by this prospectus. Furthermore, most shares that are owned by members of management have been held for a sufficient period of time that they may sell the allowed percentage of these shares under Rule 144 of the Securities and Exchange Commission. These shares of our common stock will substantially increase the number of shares that may be available for public trading. The sale of these shares in the public market may reduce the price of our common stock.

     Our common stock is deemed to be "penny stock."
     -----------------------------------------------

     Our common stock is presently deemed to be "penny stock" that can only be purchased by certain qualified persons, and broker/dealers are required to determine that the purchase of securities that are "penny stocks" are suitable investments for customers before completing the purchase of any of these securities. This designation may limit the public market for our common stock.

                       FORWARD-LOOKING INFORMATION
                       ---------------------------

     This is a summary of the terms of the common stock described in and offered by this prospectus. It does not contain all of the information that may be important to you. This prospectus contains "forward-looking" information within the meaning of the Private Securities Litigation Reform
Act of 1995. Forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that could cause actual results, financial or operating performance to differ from the future results, financial or operating performance or achievements expressed or implied by these forward-looking statements. You should carefully read the this prospectus and the risks factors outlined above, along with the more detailed information, financial statements and the notes to the financial statements appearing elsewhere in this prospectus before you decide whether to purchase the common stock described in this prospectus.

                         USE OF PROCEEDS
                         ---------------

     We are registering a total of 11,537,067 shares that underlie warrants. Of this amount, 5,937,500 warrants are exercisable at the lower of:

     *  $0.08 per share; or

     * the average bid price of our common stock on the five trading days before the effective date of the registration statement of which this prospectus is a part.

     An additional 3,000,000 warrants are exercisable at a price of $0.15 per share; 300,000 warrants are exercisable at $0.125 per share; and 1,799,567 warrants are exercisable at $0.35 per share.

     In addition, our legal counsel, Leonard W. Burningham, Esq., holds warrants to purchase 500,000 shares of our common stock at the lower of:

     * 50% of the bid price of our common stock for the five trading days prior to the date of exercise; or

     *  $0.08 per share.

     Mr. Burningham's warrants were granted in the expectation that they would be exercised in payment of legal services rendered and to be rendered in connection with the preparation of Sanguine's periodic and current reports, post-effective amendment to its Registration Statement on Form SB-2, and the registration statement of which this prospectus is a part, and which were estimated at approximately $46,000. Of this amount, $17,500 was paid from the proceeds that Sanguine received in connection with its 5% Convertible Note in favor of First York Partners, Inc.

     At current market prices for our common stock, if all of the warrants are exercised, we will receive proceeds of $1,592,348. This does not include the 500,000 warrants held by Mr. Burningham, which we expect to be exercised in exchange for legal services.

     As of the date of this prospectus, none of these 11,537,067 warrants had been exercised. At current market prices, the exercise prices of the warrants range from $0.07 to $0.35 per share; as of April 23, 2002, the bid price of our common stock was $0.13 per share. The warrant holders are very unlikely to exercise their warrants unless our stock price exceeds the exercise price of the warrants. As of April 23, 2002, our stock price was less than the exercise price of 4,799,567 of our 11,537,067 outstanding warrants.

     The following table shows the use during the next 12 months of the $512,500 in gross proceeds that we would receive upon the exercise of all 6,237,500 warrants that are currently exercisable at prices below the bid price for our common stock and for which we may properly expect to receive cash payment:

     Rent                    $21,212
     Salary                   72,000
     Financial Consulting
      Fees and Expenses       35,800
     Shareholder
      communications           8,400
     U.S. and State
      Employee Taxes           6,000
     Pre-Animal Trial
      FDA Submission          60,000
     Travel                   12,000
     General Administration  113,104
     Miscellaneous Accounts
      Payable                 83,984
     Legal and Accounting     60,000
     Directors' and
      Officers' Insurance     40,000
                              ------
                     Total  $512,500


     If all of these warrants were exercised, with the exception of Mr. Burningham's warrants as discussed above, we would receive proceeds of $1,592,348, based on the current market price of our common stock. The following table shows our anticipated use of these proceeds:

     Rent                    $21,212
     Salary                   72,000
     Financial Consulting
      Fees and Expenses       35,800
     Shareholder
      communications           8,400
     U.S. and State
      Employee Taxes           6,000
     Pre-Animal Trial
      FDA Submission          60,000
     Travel                   12,000
     General Administration   82,904
     Miscellaneous Accounts
      Payable                 83,984
     Legal and Accounting     60,000
     Directors' and
      Officers' Insurance     40,000
     Purchase of Chemicals
      and raw materials       15,000
     FDA Animal Safety and   980,696
      Efficacy Trials
     Partial Payment of Loan  72,000
      from Officer*
     Medical Advisory Board   42,352

                              ------
                   Total  $1,592,348

     * As of December 31, 2001, Sanguine owed $198,943 on a note payable to its Chief Executive Officer, President and Chairman, Thomas C. Drees. The
note is due on demand and bears interest at the rate of 12% per year.

            DETERMINATION OF OFFERING PRICE AND DILUTION
            --------------------------------------------

     We will not receive any money from the selling stockholders when they sell their shares of common stock, though we will receive funds from any exercise of the warrants. The selling stockholders may sell all or any part of their shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. Because we cannot accurately predict the prices of these sales, we cannot accurately estimate the amount of any dilution that may result from the purchase price of any of these shares. "Dilution" is the difference between the price paid for the shares and our "net tangible book value." The net tangible book value (deficit) of our common stock on December 31, 2001, was ($2,008,169) or ($0.066) per share. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding. Taking into account the exercise of all warrants as of December 31, 2001, at exercise prices prevailing at the time of filing of the registration statement of which this prospectus is a part, our net tangible book value (deficit) at that date would be ($415,821), divided by 41,640,644 outstanding shares, resulting in a net tangible book value (deficit) of ($0.01) per share. As of the date of this prospectus, none of these warrants has yet been exercised. The offer and sale by the selling stockholders of the common stock that is outstanding, or those shares underlying the warrants, will not have any effect on the net tangible book value (deficit)of our common stock, after taking into account the exercise of the warrants.

     We can not assure you that any public market for our common stock will equal or exceed the sales price of our shares of common stock sold by our stockholders. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

                        SELLING SECURITY HOLDERS
                        ------------------------

     The following table provides information about the selling stockholders and the common stock that each may sell, or retain after this offering, if any:

                              Common Stock (1)
                              ---------------

Names of Selling    Number of Shares  Number of Shares      Number of Shares
 Stockholders          Beneficially         to be          Beneficially Owned
in the Offering           Owned          Registered        after the Offering
---------------     ----------------  ----------------     ------------------

Technogest S. A.        511,000 (2)       511,000 (2)              -0-

Wegelin & Co.         1,329,910 (3)       499,970 (3)            829,940

Sun Investment          150,000 (4)       125,000 (4)             25,000
Partnership II

Geronimo Partners,    1,500,000 (5)       500,000 (5)          1,000,000
LP

Laidlaw Global          313,597 (6)       163,597 (6)            150,000
Securities, Inc.

Richard H. Walker     1,000,000 (7)     1,000,000 (7)             -0-

Mark Bergendahl       1,000,000 (7)     1,000,000 (7)             -0-

Bradley J. Wilhite    1,000,000 (7)     1,000,000 (7)             -0-

Chapman Spira &         300,000 (8)       300,000 (8)             -0-
Carson LLC

First York Partners,  6,250,000 (9)     6,250,000 (9)             -0-
Inc.

Leonard W. Burningham,  608,163 (10)       500,000 (10)          108,163
Esq.

Barbara R. Mittman,      46,875 (11)       46,875 (11)            -0-
Esq.

                      ---------         ----------             ---------
                     14,009,545         11,896,442             2,113,103

     (1) We assume no purchase in this offering by the selling stockholders of any shares of our common stock. No director, advisory director, executive officer or any "associate" of any director, advisory director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in any of the selling stockholders.

     (2) All of these shares underlie warrants to purchase shares of our common stock at a price of $0.35 per share. These warrants will expire on August 29, 2004.

     (3) A total of 499,970 of these shares underlie warrants to purchase shares of our common stock of a price of $0.35 per share. These warrants will expire on August 29, 2004.

     (4) A total of 125,000 of these shares underlie warrants to purchase shares of our common stock at a price of $0.35 per share. These warrants will expire on August 29, 2004.

     (5) A total of 500,000 of these shares underlie warrants to purchase shares of our common stock at a price of $0.35 per share. These warrants will expire on August 29, 2004.

     (6) A total of 163,597 of these shares underlie warrants to purchase shares of our common stock at a price of $0.35 per share. These warrants will expire on August 29, 2004.

     (7) All of these shares underlie warrants to purchase shares of our common stock at a price of $0.15 per share. These warrants will expire on February 21, 2005.

     (8) All of these shares underlie warrants to purchase shares of our common stock at a price of $0.125 per share. These warrants will expire on February 6, 2007.

     (9) A total of 5,937,500 of these shares underlie warrants to purchase shares of our common stock at a price of $0.08, provided, however, that the purchase price shall be adjusted to be 66-2/3% of the average of the closing bid prices for our common stock for the five trading days preceding but not including the effective date of the registration statement of which this prospectus is a part. The warrants will expire on March 19, 2007. This figure also includes 312,500 shares of common stock issuable upon conversion of a 5% Convertible Note at a conversion price of the lesser of (i) $0.08 per share; or (ii) 66-2/3% of the average of the closing bid prices of our common stock for the five trading days immediately preceding but not including the conversion date.

     (10) A total of 500,000 of these shares underlie warrants to purchase shares of our common stock at an exercise price of (i) 50% of the bid price of our common stock for the five trading days prior to the date of exercise or
(ii) $0.08 per share, whichever is lower, and may be paid in cash or legal services to us. These warrants will expire on March 11, 2005.

     (11) Consists of 46,875 shares of common stock issuable upon conversion of a 5% Convertible Note at a conversion price of the lower of (i) $0.08 per share or (ii) 66-2/3% of the average of the closing bid prices of our common stock for the five trading days immediately preceding but not including the conversion date.

                          PLAN OF DISTRIBUTION
                          --------------------

     We are registering the shares of our common stock covered by this prospectus.

     We will pay the costs, expenses and fees of registering our common stock. All of the selling stockholders will be responsible for any related commissions, taxes, attorney's fees and other charges that each may incur in connection with the offer or sale of these securities.

     The selling stockholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, any of which may change.
They may sell some or all of their common stock through:

     * ordinary broker's transactions, which may include long or short sales;

     * purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

     *    market makers or into an existing market for our common stock;

     *    transactions in options, swaps or other derivatives; or

     * any combination of the selling options described in this prospectus, or by any other legally available means.

     In addition, the selling stockholders may enter into hedging transactions with broker/dealers, who may engage in short sales of our common stock in the course of hedging the positions they assume. Finally, they may enter into options or other transactions with broker/dealers that require the delivery of our common stock to those broker/dealers. Subsequently, the shares may be resold under this prospectus.

     In their selling activities, the selling stockholders will have to comply with applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), and its rules and regulations, including Regulation M. These may limit the timing of purchases and sales of our common stock by the selling stockholders.

     The selling stockholders and any broker/dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, the broker/dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Exchange Act. If any broker/dealer or selling stockholder qualifies as an "underwriter," he/it will have to deliver our prospectus as required by Rule 154 of the Securities and Exchange Commission. In addition, any broker/dealer that participates in a distribution of these shares will not be able to bid for, purchase or attempt to induce any person to bid for or purchase any of these shares as long as the broker/dealer is participating in the distribution. The ability of participating broker/dealers to stabilize the price of our shares will also be restricted.

     If the selling stockholders sell our shares to or through brokers, dealers or agents, they may agree to indemnify these brokers, dealers or agents against liabilities arising under the Securities Act or the Exchange Act. We do not know of any existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

     In addition to selling their common stock under this prospectus, the selling stockholders may:

     * transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution or other transfer; or

     * sell their common stock under Rule 144 of the Securities and Exchange Commission, if the transaction meets the requirements of Rule 144.

     We have advised the selling stockholders that during the time they are engaged in the distribution of our common stock that they own, they must comply with Rule 10b-5 and Regulation M promulgated by the Securities and Exchange Commission under the Exchange Act. They must do all of the following under this Rule and Regulation:

     * not engage in any stabilization activity in connection with our common stock;

     * furnish each broker who may be offering our common stock on their behalf the number of copies of this prospectus required by each broker;

     * not bid for or purchase any of our common stock or attempt to induce any person to purchase any of our common stock, other than as permitted under the Exchange Act;

     *    not use any device to defraud;

     * not make any untrue statement of material fact or fail to state any material fact; and

     * not engage in any act that would operate as a fraud or deceit upon any person in connection with the purchase or sale of our shares.

     To the extent that any selling stockholder may be an "affiliated purchaser" as defined in Regulation M, he/it has been further advised that he/it must coordinate his/its sales under this prospectus with us for the purposes of Regulation M.

     To the extent required by the Securities Act, a supplemental prospectus will be filed, disclosing:

     *    the name of any broker/dealers;

     *    the number of securities involved;

     *    the price at which the securities are to be sold;

     * the commissions paid or discounts or concessions allowed to the broker/dealers, where applicable;

     * that the broker/dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

     *    other facts material to the transaction.

     There is no assurance that any selling stockholder will sell any of our common stock.

                  INTEREST OF NAMED EXPERTS AND COUNSEL
                  -------------------------------------

    Sanguine Corporation's financial statements as of December 31, 2001 and for the years ended December 31, 2001, and 2000, included in its Annual Report on Form 10-KSB have been audited by Tanner + Co., independent auditors, as set forth in its report included therein and incorporated herein by reference, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Leonard W. Burningham, Esq. and Branden T. Burningham, Esq., lawyers, of Salt Lake City, Utah, father and son, associates in the practice of law and co-counsel for our company are each stockholders of our company, respectively beneficially owning 108,163 and 45,000 of our shares of common stock. Leonard
W. Burningham also owns warrants to purchase 500,000 shares of Sanguine's common stock, as discussed under the caption "Selling Security Holders." Messrs. Burningham and Burningham prepared the registration statement and this prospectus and will provide any legal opinions required with respect to any related matter.

     We have not hired any expert or counsel on a contingent basis. Except as indicated above, no expert or counsel will receive a direct or indirect interest in our company, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of our company.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
              -------------------------------------------------

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus information that we file with the Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the Commission in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares covered by this prospectus.

     * Our Annual Report on Form 10-KSB for the calendar year ended December 31, 2001;

     * Our Current Report on Form 8-K filed with the SEC on March 25, 2002, and our Current Report on Form 8-K-A1 filed with the SEC on May 7, 2002; and

     * The description of our common stock contained in our Exchange Act Registration Statement on Form 10-SB, filed on July 1, 1994, and our Registration Statements on Form 10-SB-A1 and 10-SB-A2, filed on August 19, 1994, and August 30, 1994, respectively.

     You may request free copies of these filings by writing or telephoning us at the following address: 101 East Green Street, Suite 11, Pasadena, California 91105; telephone (626) 405-0079.

                    WHERE YOU CAN FIND MORE INFORMATION
                    -----------------------------------

     We file periodic reports and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information about the public reference room. Our Commission filings are also available on the SEC's web site: www.sec.gov.

     This prospectus is part of our registration statement and does not contain all of the information included in the registration statement. Whenever this prospectus refers to any contract or other document of Sanguine Corporation, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES
                                  -----------

     Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful."

     Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were not opposed to the corporation's best interests. Unless a court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

     To the extent that a corporate director, officer, employee or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he or she be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense."

     Section 78.751(4) of the NRS limits indemnification under Sections 78.751(1) and 78.751(2) to situations in which either (1) the stockholders,
(2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

     Pursuant to Section 78.751(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors and administrators.

     Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

     Article V of our Bylaws requires us to indemnify our directors and executive officers, former directors and executive officers and directors and executive officers of subsidiaries against expenses necessarily incurred by them in defending any action in which they are made parties due to their service as directors or executive officers, except in relation to matters as to which such directors or executive officers are adjudged to be liable for negligence or misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, executive officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance And Distribution.
          --------------------------------------------

     The following table sets forth the expenses which we expect to incur in connection with the registration of the shares of common stock being registered by this registration statement. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All of these expenses, except for the Commission registration fee, are estimated:

  Securities and Exchange Commission registration fee........$   395.81
  Legal fees and expenses....................................$15,000.00
  Accounting fees............................................$ 3,500.00

       Total.................................................$18,895.81


Item 15.  Indemnification of Directors And Officers.
          ------------------------------------------

     Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful."

     Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were not opposed to the corporation's best interests. Unless a court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

     To the extent that a corporate director, officer, employee or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he or she be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense."

     Section 78.751(4) of the NRS limits indemnification under Sections 78.751(1) and 78.751(2) to situations in which either (1) the stockholders,
(2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

     Pursuant to Section 78.751(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors and administrators.

     Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

     Article V of our Bylaws requires us to indemnify our directors and executive officers, former directors and executive officers and directors and executive officers of subsidiaries against expenses necessarily incurred by them in defending any action in which they are made parties due to their service as directors or executive officers, except in relation to matters as to which such directors or executive officers are adjudged to be liable for negligence or misconduct.

Item 16.  Exhibits
          --------

Exhibit
Number      Description
------      ------------

 1          Placement Agency Agreement (1)

 4.1        Placement Agent's Warrant (1)

 4.2        Investor's Warrant (1)

 5.1 Opinion of Branden T. Burningham, Esq., regarding legality of securities (2)

10.2        Subscription Agreement (3)
            Exhibit A - Form of Note
            Exhibit B - Form of Legal Opinion
            Exhibit C - Form of Warrant
            Schedule 2(d) - Additional Issuances
            Schedule 2(t) - Capitalization

23.1        Consent of Branden T. Burningham, Esq. (See Exhibit 5.1) (2)

23.2        Consent of Tanner + Co.

99.1        Warrant of Richard H. Walker (3)

99.2        Warrant of Mark Bergendahl (3)

99.3        Warrant of Bradley J. Wilhite (3)

99.4        Warrant of Leonard W. Burningham, Esq. (3)

99.5        Warrant of Chapman Spira & Carson LLC (4)

     (1) Incorporated by reference from Current Report on Form 8-K, dated September 1, 2000 and filed on September 15, 2000.

     (2) Filed as an exhibit to Sanguine's Registration Statement on Form S-3, filed on April 29, 2002.

     (3) Incorporated by reference from Current Report on Form 8-K, dated March 11, 2002 and filed on March 25, 2002.

     (4) Incorporated by reference from Current Report on Form 8-K-A1, dated March 11, 2002 and filed on May 7, 2002.

Item 17.  Undertakings
          ------------

     Sanguine hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and, notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) include any additional or changed material information on the plan of distribution;

             Provided, however, that the undertakings set forth in paragraphs
(1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, executive officers and controlling persons the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities, other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by the director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               SIGNATURES
                               ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on May 7, 2002.

                                       SANGUINE CORPORATION


Date:  5/7/02                          By /s/ Thomas C. Drees
      ------------                       -------------------------------------
                                         Thomas C. Drees, Ph.D., MBA
                                         Chairman, CEO and President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date:  5/7/02                             /s/ Thomas C. Drees
      ------------                       -------------------------------------
                                         Thomas C. Drees, Ph.D., MBA
                                         Chairman, CEO and President


Date:  5/7/02                             /s/ Anthony G. Hargreaves
      ------------                       -------------------------------------
                                         Anthony G. Hargreaves, Vice Chairman,
                                         Vice President, Secretary/Treasurer
                                         and Director


Date:  5/7/02                             /s/ David E. Nelson
      ------------                       ------------------------------------
                                         David E. Nelson, CPA
                                         CFO and Director